EXHIBIT 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909)783-5287
P R E S S  R E L E A S E
For Immediate Release
Tuesday, February 7, 2006
STATER BROS. HOLDINGS ANNOUNCES FIRST QUARTER RESULTS
Colton, California. February 7, 2006; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2006 ended December 25, 2005.
Sales for the thirteen week first quarter ended December 25, 2005, increased 3.33% to $867.0 million compared to $839.1 million for the thirteen weeks ended December 26, 2004. Like store sales increased 0.28% for the thirteen weeks ended December 25, 2005 compared to the thirteen weeks ended December 26, 2004.
The Company reported net income for the thirteen week first quarter ended December 25, 2005 of $3.3 million compared to net income of $3.3 million for the thirteen week first quarter ended December 26, 2004.
Brown said; “The first quarter, with the major holiday period, had gross profit pressure due to the holiday season’s promotional activity. The current year expenses reflect increases in benefit costs, operating supplies, advertising and pharmacy operations transition expenses. We remain committed to providing a friendly and satisfying shopping experience to all our “Valued Customers” on every one of their visits to our stores. Our pharmacy operations, SuperRx, has added to this shopping experience and provided an additional service which our “Valued Customers” appreciate.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in California and operates 163 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 69 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks Ended
	12/26/04	12/25/05
Sales	$839,065	$867,009

Gross profit	217,009	226,715

Operating expenses
Selling, general and administrative expenses	189,160	198,765
Depreciation and amortization	9,449	10,358

Total operating expenses	198,609	209,123

Operating profit	18,400	17,592

Interest income	1,192	2,510
Interest expense	(14,096)	(14,576)
Other expenses, net	(115)	(76)

Income before income taxes	5,381	5,450

Income taxes	2,118	2,118

Net income	$3,263	$3,332

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	9/25/05	12/25/05
Assets
Current assets
Cash	$263,397	$219,560
Restricted cash	29,000	31,600
Receivables	45,006	47,386
Inventories	185,302	209,076
Other	31,122	32,340

Total current assets	553,827	539,962

Property and equipment, net	467,937	476,053

Deferred debt issuance costs, net	19,011	18,250
Other assets	14,594	14,102

Total assets	$1,055,369	$1,048,367

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$144,298	$152,938
Accrued expenses and other liabilities	131,185	111,107
Current portion of capital lease obligations	1,190	1,226

Total current liabilities	276,673	265,271

Long-term debt	700,000	700,000
Capital lease obligations, less current portion	8,292	7,972
Other long-term liabilities	83,799	85,187

Total stockholder’s deficit	(13,395)	(10,063)

Total liabilities and stockholder’s deficit	$1,055,369	$1,048,367